EXHIBIT 2

Group Agreement

THIS AGREEMENT (the “Agreement”), dated as of July 26, 2023 (the “Effective Date”), is by and among Robert L. Chioini (“Chioini”), Todd Deutsch (“Deutsch”) and Ted D. Kellner (“Kellner”) (each, a “Party” and, collectively, the “Parties”).

WHEREAS, each of the Parties desire to enter into this Agreement for the purposes of making and advancing nominations (the “Nominations”) of directors at the next annual meeting of stockholders of AIM Immunotech Inc. (the “Company”) and soliciting proxies in support of the Nominations as provided herein and to otherwise coordinate certain efforts with respect to the Company and its shares of common stock, par value $0.001 per share (the “Common Stock”), or other interests in respect of such shares (including any securities or instruments exchangeable for or convertible into equity or debt securities of the Company, options to purchase or sell equity or debt securities of the Company, and swaps, synthetics and other derivative securities or instruments, the value of which is related to equity or debt securities of the Company, whether or not settled in such securities) (collectively, “Company Securities”).

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Representations. Each Party and its respective controlled affiliates (as such terms are defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and any investment funds, managed accounts, trusts or other investment vehicles managed or advised by them or their controlled affiliates (such controlled affiliates and funds, accounts, trusts or other vehicles are referred to as “Covered Persons”) is the beneficial owner of the Company Securities set forth on Exhibit A hereto. Each Party, on behalf of itself and its respective Covered Persons, represents and warrants that it is not the record or beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of any Company Securities other than as set forth on Exhibit A hereto and does not, directly or indirectly, have the right to acquire any Company Securities (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise.

2. Securities Transactions. During the term of this Agreement, no Party shall, directly or indirectly, including, without limitation, through any of their respective Covered Persons, buy, sell, pledge or otherwise acquire or dispose of any Company Securities without the consent of the other Parties, with such other Parties’ consent not to be unreasonably withheld, delayed or conditioned.

3. Coordinated Activities. The following matters shall require the agreement of each of the Parties (which agreement shall not be unreasonably withheld, delayed or conditioned): (i) the submission of the Nominations or the advance notice (the “Notice”) with respect thereto, including any modifications or supplements thereto; (ii) the making, revising or withdrawing of any proposals to the Company regarding the conduct of its business, corporate governance matters, corporate transactions or otherwise; (iii) seeking to control, advise, change or influence the management, directors, governing instruments, stockholders, policies or affairs of the Company and the solicitation of any proxies or consents in connection therewith; (iv) the conduct of any proxy contest, consent solicitation or similar actions involving the Company, including, without limitation, the engagement of any advisors with respect thereto; (v) the manner, form, content and timing of any communications with the Company; (vi) the manner, form, content and timing of any public disclosures, public statements or other communications relating to the Company, the Company Securities, this Agreement or the activities contemplated by this Agreement (except that, if such disclosure, statement or communication is required by law, regulation or fund documentation applicable to a Party, such Party may make such required disclosure, statement or other communication without the agreement of the other Parties, provided that such Party has provided prior notice thereof to the other Parties); (vii) the admission of any additional members to any group (within the meaning of Section 13 of the Exchange Act) with respect to the Company Securities and including any of the Parties, whether formed by this Agreement or otherwise; (viii) entering into any agreement, arrangement or understanding (whether or not in writing) with any third party in connection with the acquisition, holding, voting or disposition of Company Securities; (ix) entering into any settlement or cooperation agreement with the Company; (x) initiating a lawsuit or other legal action against the Company; and (xi) incurring any expenses in connection with the activities delineated herein (collectively, the “Coordinated Activities”).

4. Expenses. The Parties shall be responsible for expenses, including but not limited to, legal expenses, proxy solicitation fees, litigation costs, public relations fees, printing and distribution fees and fees paid to other advisors, consultants and service providers in connection with the Coordinated Activities as follows: (i) each of the Parties shall bear an equal responsibility for the first $250,000 of expenses incurred; (ii) for up to the next $1,300,000 of expenses incurred, if applicable, Kellner shall be responsible for up to $1,000,000, Deutsch shall be responsible for up to $200,000 and Chioini shall be responsible for up $100,000, with each responsible for their proportionate share of such expenses as incurred and paid; (iii) for up to the next $200,000 of expenses incurred, if applicable, Kellner shall be responsible; (iv) for up to the next $300,000 of expenses incurred, if applicable, Deutsch shall be responsible for up to $200,000 and Chioini shall be responsible for up $100,000, with each responsible for their proportionate share of such expenses as incurred and paid (provided that Chioini may request that Deutsch pay up to $50,000 such expenses on his behalf, in which case Chioini will pay Deutsch such amount if and when his expenses at least up to such amount are reimbursed by the Company (which amount would be in addition to the direct reimbursement to Deutsch for such expenses paid on Chioini’s behalf in accordance with the priority set forth below)); and (v) for all amounts in excess of the foregoing, Kellner shall be responsible. The foregoing expense allocation shall be binding on the Parties and control their respective obligations to each other notwithstanding any inconsistent language in any third-party agreement. Notwithstanding the foregoing sentence, a Party will be responsible for any expense or liability arising out of such Party’s or its affiliates’ fraud, willful misconduct, gross negligence, or any liability or expense relating specifically to such Party that is not in connection with the Coordinated Activities, except as otherwise explicitly set forth herein. Any reimbursement from the Company regarding the expenses paid by the Parties under this Agreement shall be allocated to each of the respective Parties as follows: (i) first, to Kellner for all his expenses in excess of $283,333; (ii) second, to Deutsch for all of his expenses (including any expenses paid on behalf of Chioini as described above) in excess of $283,333; and (iii) third, ratably among the Parties for their expenses up to $283,333 (for the avoidance of doubt, in the case of Chioini, not including any expenses paid by Deutsch on his behalf). Notwithstanding that the foregoing sentence contemplates the possibility of a partial reimbursement of expenses, the Parties agree, and intend to disclose in the Notice and the proxy solicitation materials with respect to the Nominations, that they intend to seek full reimbursement from the Company of all expenses they incur in connection with the solicitation, as well as expenses incurred by the “ASFV Committee” and related participants in connection with their nominations and proxy solicitation (including related litigation costs) in connection with the Company’s 2022 annual meeting of stockholders, and that they do not intend to submit the question of such reimbursement to a vote of security holders of the Company (provided that nothing herein shall limit or interfere with a Party’s ability to comply, if nominated and elected as a director of the Company, with such Party’s fiduciary duties under applicable law).

5. Regulatory Reporting. In connection with the Coordinated Activities, the Parties will jointly prepare and timely file all filings required by Section 14 of the Exchange Act and Deutsch and Kellner will jointly prepare and timely file all filings required by Section 13 of the Exchange Act after review, comment and consent by Chioini. Each Party will cooperate with the other, including by providing all necessary information, in order to facilitate the timely and accurate filing of all joint and individual filings.

6. Termination. This Agreement will terminate at 11:59 p.m. (New York time) on the first anniversary of the Effective Date, or upon the earlier of the (i) mutual written agreement of the Parties; provided that if one Party provides the other Parties with written notice of its desire for mutual written termination of the Agreement, such other Parties’ consent to such mutual written termination shall not be unreasonably withheld, delayed or conditioned, (ii) execution by each Party of a settlement or cooperation agreement with the Company, or (iii) completion of the Company’s next annual meeting of stockholders. In the event of termination, the Parties shall cooperate to take such actions as may be necessary or required publicly to disclose such termination and/or the consequences thereof, including, without limitation, amending any prior filings under the Exchange Act concerning the Company, Company Securities and/or the relationship between the Parties. Sections 4 and 11 shall survive any termination of this Agreement.

7. Relationship of the Parties. Nothing in this Agreement shall be construed as creating (including, without limitation, for U.S. income tax purposes) any agency relationship, nor shall any Party, except as expressly set forth in this Agreement, (i) have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other Parties or (ii) have any fiduciary or other duties to the other Parties. The relationship of the Parties pursuant to this Agreement shall be limited to carrying out the activities described in accordance with the terms of this Agreement.

8. Limitations on Liability. Except as provided herein, in no event shall any Party be liable to the other Parties for any actions or activities undertaken by such other Parties or their affiliates pursuant to this Agreement; provided, however, that a Party shall be liable for any such actions or activities arising out of such Party’s or its affiliates’ fraud, willful misconduct, gross negligence, or activities or actions prior to the date hereof or any liability or expense relating specifically to such Party.

9. Notices. All notices permitted or required hereunder shall be in writing and delivered personally or sent by overnight express mail or courier or sent by electronic mail to the Parties at the addresses below (or at such other address as a Party shall designate in writing to the other Parties in the manner specified herein) and shall be effective at the earlier of the date received or, if by electronic mail, upon sender’s receipt of electronic confirmation of receipt if within normal business hours at the place notice was sent or, if thereafter, on the following business day.

If intended for Chioini:

If intended for Deutsch:

If intended for Kellner:

10. Further Assurances. Each Party hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement us may be reasonably necessary in order to accomplish the transactions contemplated by this Agreement.

11. Miscellaneous. This Agreement (i) shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles, (ii) may not be assigned, amended, waived or modified except by a writing signed by each Party, (iii) may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument, (iv) is solely for the benefit of the Parties hereto and no other person shall have any rights hereunder and (v) represents the entire agreement between the Parties with respect to the subject matter of this Agreement. In addition, any legal action or proceeding arising out of the provisions of this Agreement or the Parties’ investment in the Company shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

By:	/s/ Robert L. Chioini
	Name:	Robert L. Chioini

By:	/s/ Todd Deutsch
	Name:	Todd Deutsch

By:	/s/ Ted D. Kellner
	Name:	Ted D. Kellner

EXHIBIT A

Beneficial Ownership of Company Securities

Robert L. Chioini and Covered Persons:

None

Todd Deutsch and Covered Persons:

1,716,100 shares of Common Stock

Ted D. Kellner and Covered Persons:

1,443,000 shares of Common Stock

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